Exhibit 19.1
Insider Trading and Anti-Tipping Policy
Introduction
During the course of our employment, we periodically become aware of confidential and highly sensitive information concerning Vitesse Energy, Inc. (together with its subsidiaries, the “Company” or “Vitesse”) and other companies. Federal securities laws impose severe civil and criminal penalties on persons who trade in securities while aware of material nonpublic information, or who “tip” or provide material information to any other person (including family members) who may trade on the basis of that information.
The laws apply not only to persons such as company directors and officers, but also to any employee or other person who becomes aware of such information.
Vitesse Corporate Policy
It is the policy of the Company to comply with all applicable laws and regulations in conducting its business.
I.No insider trading. Our policy is that no director, officer or employee of the Company who is aware of material nonpublic information (“MNPI”) relating to the Company may buy or sell Company securities or pass such information on to others. This prohibition means:
You must not trade in any Vitesse security (equity or debt) while you possess (are aware of) MNPI about Vitesse.
You must not “tip” such information to anyone else.
You must not trade in (or tip regarding) the securities of other public companies with which Vitesse does business or is involved in a transaction if you become aware of MNPI concerning them in the course of your employment or association with Vitesse (including as MNPI, that Vitesse is considering making an investment in, has made an investment in, or is considering an acquisition of such other public company). Be aware that MNPI about a company with which Vitesse is involved may also constitute MNPI about Vitesse, thereby precluding you from trading in Vitesse securities as well.
You must not buy or sell any stocks or bonds or trade in derivative securities such as put and call options if you are aware of MNPI.

Persons Subject to this Policy.
This policy applies to all directors, officers and other employees of Vitesse. This policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Vitesse securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Vitesse securities (collectively referred to as “Family Members”).
You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in any Vitesse securities. This policy also applies to any entities that are under your or your Family Members’ influence or control, including corporations, partnerships or trusts.
Consequences of Non-Compliance
Individuals who violate the insider trading laws can be subject to civil and criminal penalties and disgorgement of profits and can be barred from serving as an officer or director of Vitesse or any other company filing reports with the Securities Exchange Commission.
In addition, failure to comply with this policy may result in disciplinary action by the Company that may include termination.
Material Nonpublic Information (“MNPI”)
“Material” information refers to any information that a reasonable investor would consider important in making a decision to buy, sell, hold, or vote securities, given the total mix of available information in the marketplace. In simple terms, material information is any type of information that reasonably could be expected to affect the price of a company’s securities or that would be likely to be considered important by investors who are considering trading in that company’s securities. If such information makes you want to buy or sell a company’s securities, it would probably have the same effect on others.
“Nonpublic” information is information that has not been disclosed to the general public. This sort of information only becomes public after it is widely disseminated to the public and the market has had time to absorb and adjust to the information. Although timing may vary depending on the circumstances, generally, the Company expects that two full trading days following publication is a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of MNPI.
MNPI may include (but is not limited to) information about: dividend increases or decreases; earnings or earnings estimates; changes in previously released earnings or estimates; write downs of assets; additions to reserves for bad debts; expansion or curtailment of operations; borrowing; litigation; liquidity problems or potential bankruptcy; management and board of directors developments; contests for corporate control; offerings of securities (public or private);

changes of ratings of the company or its securities; proposed transactions such as refinancings; tender offers, recapitalizations, leveraged buyouts, acquisitions, mergers, restructurings or purchases or sales of assets; advance knowledge of unannounced government action; knowledge of cyber security incidents; knowledge of unannounced events that will affect one or more companies in a significant way; information about a company’s corporate strategy or employees; information regarding prospective investments; and information about significant operational results.
There can be no single definition of what constitutes MNPI. The evaluation will be made on a case-by-case basis and is often only known in hindsight.
If you are uncertain if you possess MNPI, you should consult the Company’s General Counsel, Corporate Secretary or VP Legal or designee, prior to trading in any securities.
IF YOU ARE IN POSSESSION OF MNPI OR IF YOU HAVE RECEIVED NOTIFICATION FROM VITESSE THAT YOU ARE IN POSSESSION OF MNPI, YOU CANNOT TRADE IN ANY SECURITIES OF VITESSE OR SUCH OTHER AFFECTED COMPANY, NOR CAN YOU DISCLOSE OR “TIP” THAT INFORMATION TO OTHERS.
Transactions by Vitesse

From time to time, Vitesse may engage in transactions in its own securities. It is Vitesse’s policy to comply with all applicable securities laws (including appropriate approvals by the Board of the Directors or appropriate committee, if required) when engaging in transactions in Vitesse’s securities.

II.Transactions in Vitesse Securities
As a director or employee of Vitesse, you are subject to the following policy with respect to transactions in, or involving, Vitesse debt or equity securities:
Prohibition on Hedging
Unless otherwise approved by the Audit Committee of the Board of Directors, directors and executive officers of Vitesse are prohibited from hedging Vitesse securities. This includes all forms of hedging, including, directly or indirectly, engaging in short selling, option transactions and other derivative transactions involving the Company’s securities. This prohibition does not apply to holding options and similar securities issued by Vitesse as part of an employee or director compensation or benefit plan.
Blackout Periods – No Trading Permitted
No director, executive officer, Section 16 filer or certain designated individuals in the accounting, finance and investor relations departments of Vitesse (or their Family Members) or any other individuals that may be designated from time to time by the General Counsel,

Corporate Secretary or VP Legal (collectively, “Insiders”) may enter into any transaction in Vitesse equity or debt securities during the preparation and announcement of earnings results, such periods of time commonly known as “Blackout Periods,” as described below. The term transaction in this paragraph includes purchases, sales, pledges, gifts and other direct or indirect acquisitions or dispositions.
The Vitesse Blackout Periods will begin at the close of trading on the sixth business day prior to the end of the last month of each fiscal quarter or year and will be lifted after the second full trading day after the release of Vitesse quarterly or annual earnings for the most recent period end (whether by earnings press release or by filing a Form 10-Q or Form 10-K).
Vitesse may impose additional Blackout Periods as determined to be necessary or appropriate from time to time. These additional Blackout Periods may be imposed without prior notice or explanation and will be communicated by the General Counsel, Corporate Secretary or VP Legal (or designee).
III.Pre-Clearance Requirement
Insiders must pre-clear all transactions in or involving Vitesse securities, whether equity or debt with the General Counsel, Corporate Secretary or VP Legal (or designee). The term transaction in this paragraph includes purchases, sales, pledges, gifts and other direct or indirect acquisitions or dispositions.
Vitesse shall maintain the confidence of employee trading records that arise in the pre-clearance process and Vitesse expects that each individual shall maintain the fact of pre-clearance trading restrictions in strictest confidence.
EVEN IF YOU RECEIVE PRE-CLEARANCE TO TRADE, IF YOU HAVE MNPI, YOU MAY NOT TRADE IN VITESSE SECURITIES
Transactions with Vitesse
Exercising stock options for cash or by delivery of Vitesse shares to Vitesse is not prohibited by this policy. However, exercising stock options through a broker-sponsored “cashless exercise” transaction is effectively selling securities to the public and is therefore covered by the restrictions set forth in this policy, including Blackout Periods.
Delivering shares of Vitesse stock to Vitesse or the exercise of a tax withholding right pursuant to which a person has elected to have Vitesse withhold shares subject to a stock option to satisfy tax withholding requirements (or for other reasons approved by the General Counsel, Corporate Secretary or VP Legal (or designee) is not prohibited by this policy.
Six Month Hold Requirement. All open market transactions in Vitesse securities by all directors, executive officers and other Section 16 filers (which for this purpose does not include broker-sponsored “cashless exercise” transactions, vesting of equity awards exempted from Section 16(b) of the Securities Exchange Act of 1934, as amended) will be subject to a six-month holding period.

Pre-Clearance Procedure
This pre-clearance procedure is part of this policy and is not to be interpreted as financial or personal legal advice on securities trading.
Prior to any purchase or sale of any of Vitesse securities (or securities of any other affected company under this policy), Insiders must submit to the General Counsel, Corporate Secretary or VP Legal or, in their absence, the Chief Financial Officer (each, a “Corporate Contact”), by email an Application and Certification (the form of which is attached to this policy) to assist Vitesse in determining whether a trade at such time is permitted under this policy.
Insiders will be notified orally or in writing (including by email) whether or not their transaction has been approved.
Please note the following:
An Insider should be certain that he obtains pre-clearance prior to effecting any purchase or sale or other disposition of Vitesse securities (or any other affected company under this policy).
If a proposed transaction is approved, the approval is effective from the time approval is given until the close of business on that day, unless the Insider is advised otherwise at the time of pre-clearance.
In the event that the Insider is advised not to trade, such advice must be followed and be kept confidential. Maintaining such advice in confidence will prevent the inadvertent signal to others that something material and nonpublic may be occurring with respect to Vitesse (or any other affected company under this policy).
Approved Transactions
This policy does not apply to any transaction specifically approved in advance by the General Counsel, Corporate Secretary or VP Legal.
Pre-Arranged Trading Plans
Under current securities laws, in certain circumstances Insiders may pre-arrange a plan of trading in Vitesse securities. A pre-arranged trading plan may provide an individual with an affirmative defense to a charge of violating insider trading laws. This means that an Insider may be able to pre-arrange transactions which may go forward, irrespective of such Insider’s knowledge of MNPI at the time.
However, among other requirements, such an arrangement must be made at a time when an Insider does not possess MNPI. Establishing any trading plan involving Vitesse securities must be pre-cleared by the General Counsel, Corporate Secretary or VP Legal.
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This document states a policy of Vitesse Energy, Inc. and is not intended to be regarded as the rendering of legal advice.

Application and Certification for Trading by Insiders
____________________________________    _________________________________
Name    Title
____________________________________
Proposed Trade Date
Name of Company and Type of Security to Be Traded:
_____________________________________________________________________________
____________________________________    _________________________________
Type of Trade (Purchase/Sale)    Number of Shares to Be Traded
Certification
I, __________________________________, hereby certify that (i) I have read and understand my obligations under Vitesse Insider Trading and Anti-Tipping Policy and agree to be bound by its terms; (ii) the proposed trade(s) listed above will not, upon receipt of preclearance approval, violate the policy; and (iii) I am not currently in possession of material non-public information.
___________________________________    __________________________________
Signature    Date